Exhibit 21.1

PPL Energy Supply, LLC

Subsidiaries of the Registrant

Company Name	State or Jurisdiction of Incorporation/Formation

PPL EnergyPlus, LLC	Delaware

PPL Generation, LLC	Delaware

PPL Investment Corporation	Delaware

PPL EnergyPlus Retail, LLC	Delaware